                                                                                          Free Writing Prospectus
                                                                                          Filed Pursuant to Rule 433
                                                                                          Registration Statement No. 333-108839-02

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                                                         BSCMS 2005 PWR10 5 AND 7 YEAR LOANS
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5 YEAR LOANS
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                   LOAN NAME                              SELLER  CUT-OFF BALANCE    GROSS COUPON    BALLOON PERIOD  LTV (CUT OFF)

                   Skamania Lodge                          BSCMI     37,300,000        5.67800%            57            60.0%
                   Quakertown Shopping Center               PCF      7,470,000         5.13000%            58            56.6%
                   Embassy Crossing                        BSCMI     34,193,000        5.16600%            59            79.5%
                   University Brook                        PMCF      14,600,000        5.49750%            59            78.9%
                   University Plaza                        PMCF      16,984,900        5.49750%            59            79.0%
                   University Glen                         PMCF      13,415,100        5.49750%            59            79.4%
                   McDermott Towne Crossing                 PCF      5,616,800         5.15000%            59            57.3%
                   A-American Kona Self Storage             WFB      3,818,933         5.38000%            59            74.6%
                   Pacheco Pass Phase I Shopping Center     PCF      14,400,000        4.75000%            60            54.3%

7 YEAR LOANS
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                   Renaissance Long Beach                  BSCMI     35,000,000        4.97500%            79            61.3%
                   Renaissance Westchester                 BSCMI     30,000,000        4.97700%            79            55.6%

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                                              BSCMS 2005 PWR10 5 AND 7 YEAR LOANS
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5 YEAR LOANS
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                   LOAN NAME                              DSCR (NOI)   DSCR (NCF)   MATURITY  PROPERTY TYPE

                   Skamania Lodge                            2.44         2.06      09/01/10  Hospitality
                   Quakertown Shopping Center                2.47         2.44      10/01/10  Retail
                   Embassy Crossing                          1.70         1.67      11/01/10  Retail
                   University Brook                          1.56         1.50      11/05/10  Multifamily
                   University Plaza                          1.50         1.47      11/05/10  Multifamily
                   University Glen                           1.60         1.51      11/05/10  Multifamily
                   McDermott Towne Crossing                  2.31         2.14      11/01/10  Retail
                   A-American Kona Self Storage              1.41         1.40      11/01/10  Self Storage
                   Pacheco Pass Phase I Shopping Center      2.50         2.44      12/01/10  Retail

7 YEAR LOANS
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                   Renaissance Long Beach                    2.73         2.32      07/01/12  Hospitality
                   Renaissance Westchester                   3.48         2.85      07/01/12  Hospitality

STATEMENT REGARDING FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free
1-866-803-9204. This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. The Information in this free writing prospectus is preliminary and is subject to completion or change. The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase. This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.